Exhibit 99.1

INTERLINE BRANDS, INC. ANNOUNCES EXPIRATION OF THE “GO-SHOP” PERIOD

JACKSONVILLE, Fla., June 29, 2012 — Interline Brands, Inc. (NYSE: IBI) (“Interline” or the “Company”), a leading direct marketer and distributor of broad-line maintenance, repair and operations (MRO) products, today announced the expiration of the “go-shop” period provided for in the merger agreement announced on May 29, 2012, by which Interline would be acquired by affiliates of GS Capital Partners VI L.P. (“GS Capital Partners”) and P2 Capital Partners, LLC (“P2 Capital Partners”).

Under the merger agreement, the Company and its representatives had the right to solicit superior proposals from third parties during a “go-shop” period that expired at 11:59 p.m. EDT on June 28, 2012. During the “go-shop” period, Barclays Capital Inc., the Company’s financial advisor, contacted potential acquirers that the Company and Barclays Capital Inc. believed might have been interested in an alternative transaction to the merger with affiliates of GS Capital Partners and P2 Capital Partners. The Company did not receive any alternative acquisition proposals from third parties during the “go-shop” period.

Starting at 12:00 a.m. on June 29, 2012, the Company became subject to customary “no-shop” provisions that limit its ability to solicit alternative acquisition proposals from third parties or to provide confidential information to third parties, subject to a ‘‘fiduciary out’’ provision that allows the Company to provide information and participate in discussions with respect to certain unsolicited written takeover proposals and to terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal in compliance with the terms of the merger agreement.

The parties currently expect to complete the merger by the end of the third fiscal quarter of 2012, subject to certain closing conditions, including the approval of Interline’s shareholders. Following completion of the transaction, Interline will become a privately held company and its stock will no longer trade on the New York Stock Exchange.

About Interline

Interline is a leading distributor and direct marketer with headquarters in Jacksonville, Florida. Interline provides broad-line MRO products to a diversified customer base of facilities maintenance professionals, professional contractors, and specialty distributors primarily throughout North America, Central America and the Caribbean. For more information, visit the Company’s website at http://www.interlinebrands.com.

About GS Capital Partners

Since 1986, the Goldman Sachs Merchant Banking Division and its predecessor business areas have raised 16 private equity and principal debt investment funds aggregating over $82 billion of capital (including leverage). GS Capital Partners VI is the current private equity vehicle through which Goldman Sachs conducts its large, privately negotiated, corporate equity investment activities. A global leader in private corporate equity investing, GS Capital Partners is a family of funds with a focus on large, high quality companies with strong management and funding acquisition or expansion across a range of industries and geographies. Founded in 1869, Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. For more information, please visit www.gs.com/pia.

About P2 Capital Partners, LLC

P2 Capital Partners, LLC is a New York-based investment firm that applies a private equity approach to investing in the public market. P2 manages a concentrated portfolio of significant ownership stakes in high quality public companies in which it is an active shareholder focused on creating long-term value in partnership with management. The firm will also lead private equity transactions within its public portfolio. P2’s limited partners include leading public pension funds, corporate pension funds, endowments, foundations, insurance companies, and high net worth investors.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Statements herein regarding the proposed transaction between Isabelle Holding Company Inc. (“Parent”), Isabelle Acquisition Sub Inc. (“Merger Sub”) and Interline Brands, Inc. (the “Company”), future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about future expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to obtain governmental approvals of the transaction on the proposed terms and schedule and the failure of the Company’s shareholders to approve the transaction. Additional factors that may affect future results are contained in each company’s filings with the Securities and Exchange Commission (“SEC”), including each company’s Annual Report on Form 10-K for the year ended December 30, 2011, which are available at the SEC’s Web site http://www.sec.gov. The information set forth herein speaks only as of the date hereof, and any intention or obligation to update any forward-looking statements as a result of developments occurring after the date hereof is hereby disclaimed.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed transaction, the Company filed a preliminary Proxy Statement with the SEC on June 20, 2012.  Investors and security holders of the Company are urged to read the Proxy Statement and any other relevant documents filed with the SEC when they are available because they will contain important information about the Company, the proposed transaction and related matters. When completed, the final Proxy Statement will be mailed to shareholders of the Company. Investors and security holders of the Company will be able to obtain copies of the Proxy Statement, when they become available, as well as other filings with the SEC that will be incorporated by reference into such documents, containing information about the Company, without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from the Company by directing a request to the

Company, Investor Relations, 701 San Marco Boulevard, Jacksonville, FL 32207 or at the Company’s Investor Relations page on its corporate website at http://ir.interlinebrands.com.

PARTICIPANTS IN SOLICITATION

The Company and its respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in respect of the proposed transaction. Information regarding the Company’s participants is available in the Company’s Annual Report on Form 10-K for the year ended December 30, 2011 and the Company’s proxy statement, dated March 23, 2012, for its 2012 Annual Meeting of Shareholders, which are filed with the SEC.  Additional information regarding the interests of such participants is included in the preliminary Proxy Statement filed with the SEC on June 20, 2012 and will be included in the final Preliminary Proxy Statement to be filed with the SEC.

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